Exhibit 99.1

PO Box 27347
Omaha NE 68127-0347
Phone: (402) 596-8900
Fax (402) 537-6104
Internet: www.infoGROUP.com

FOR IMMEDIATE RELEASE
January 14, 2009
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: ir@infogroup.com
infoGROUP Appoints Two New Independent Directors
(OMAHA, NE)—infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing, market research and global information solutions, has named Roger S. Siboni and Thomas L. Thomas as independent directors of infoGROUP’s Board of Directors. Mr. Siboni and Mr. Thomas fill the positions vacated by the resignations of George Haddix and Vasant Raval.
Mr. Siboni has served in key executive leadership positions with such companies as Epiphany, Inc. (acquired by SSA Global in 2005) and KPMG Peat Marwick LLP. Mr. Siboni served as Chairman of the Board of Epiphany, Inc., a software company that provided customer relationship management solutions, from July 2003 until October 2005 and as President and Chief Executive Officer of Epiphany, Inc. from August 1998 to July 2003. Prior to joining Epiphany, Mr. Siboni spent more than 20 years at KPMG LLP, most recently as its Deputy Chairman and Chief Operating Officer.
Mr. Siboni currently serves as a director for Cadence Design Systems, Inc. (NASDAQ:CDNS — $1.6 billion), a provider of electronic design automation; Classmates Media Corporation — Classmates.com; ($139 million), a leading online social networking and online loyalty marketing services; and Dolby Laboratories, Inc. (NYSE: DLB — $500 million), which develops sound processing and noise reduction systems for use in professional and consumer audio and video equipment. In addition to his director positions and non-profit work, Mr. Siboni served as chair of the Haas School of Business at UC Berkeley.
Mr. Thomas joins the infoGROUP Board of Directors with over 35 years experience as a technology executive with a broad background both in domestic and international business Most recently he was President and COO for GXS, Inc., a leading worldwide technology provider of business-to-business EDI and supply chain integration, synchronized and collaboration solutions. As President and General Manager of G-International he was responsible for its merger with GXS. Prior to G International, he was Chairman, President and CEO of HAHT Commerce, an Enterprise Software Company, which was acquired by GXS. Thomas was previously CEO and President of Ajuba Solutions, a provider of integration software, acquired by Interwoven. Prior to this he was Chairman, President, CEO of Vantive Corporation, a public company and leading customer relationship management software vendor acquired by PeopleSoft. Before joining Vantive, Mr. Thomas was SVP of E-Business and CIO at 3Com, Palm, Dell Computer, as well as VP at both Kraft Foods and Sara Lee.

Thomas currently serves as a director for Iteris, Inc. (ITI-AMEX) a leading provider of outdoor machine vision systems and sensors, Interwoven, Inc. (NASDAQ:IWOV), which provides internet/enterprise content management software solutions, and Infogain, a private company that provides top tier consulting and professional services. He also currently serves as a trustee of Bellarmine University.
Bernard W. Reznicek, infoGROUP’s Chairman of the Board commented: “We feel we have recruited two very talented and accomplished individuals to join the Board. Their expertise will help add a new independent dimension to our Board and will help to guide the Company going forward.”
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.